Exhibit 27(l)

April 9, 2004

The Prudential Insurance Company of America
715 Broad Street
Newark, New Jersey 07102-37777

To The Prudential Insurance Company of America:

This opinion is furnished in connection with the registration by The Prudential Insurance Company of America (“Prudential”) of Variable Appreciable Life Variable Life Insurance Contracts (the “Contracts”) under the Securities Act of 1933. The prospectus included in Post-Effective Amendment No.26 to Registration Statement No.33-20000 on Form N-6 describes the Contracts. I have reviewed the Contract form and I have participated in the preparation and review of the Registration Statement and Exhibits thereto.

I have examined the actuarial assumptions and actuarial methods used in determining the hypothetical illustrations of included in the prospectus. In my opinion:

(1)      The  illustrations  of cash  surrender  values,  death benefits  and/or any other values  illustrated  are  consistent  with the provisions of the Contract and the
         Depositor's administrative procedures;
(2)      The rate structure of the Contract has not been designed,  and the  assumptions for the  illustrations  (including  sex, age,  rating  classification,  and premium amount and payment schedule) have not been selected,  so as to make the relationship  between premiums and benefits,  as shown in the  illustrations,  appear to be materially more favorable than for any other prospective purchaser with different assumptions; and
(3)      The illustrations are based on a commonly used rating classification and premium amount and ages appropriate for the markets in which the Contract is sold.
I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus. Very truly yours,
/s/________________________
Pamela A. Schiz, FSA, MAAA
Vice President and Actuary
The Prudential Insurance Company of America